July 2, 2003                                                                                                  File Number: 0000192

British Columbia Securities Commission

Alberta Securities Commission

The Manitoba Securities Commission

Ontario Securities Commission

Commission des valeurs mobilieres du Québec

Dear Sirs/Mesdames

RE:     FNX Mining Company Inc. – Final Short Form Prospectus

In connection with the (final) short form prospectus of FNX Mining Company Inc. (the “Corporation”) dated July 2, 2003 (the “Prospectus”) relating to the offering of common shares of the Corporation in the provinces of British Columbia, Alberta, Manitoba, Ontario and Québec, we hereby consent to the references to our name on the cover page and under the heading “Legal Matters” and the reference to our name and our opinion under the heading “Eligibility for Investment” in the Prospectus.

We have read the Prospectus and have no reason to believe that there are any misrepresentations in the information contained in the Prospectus that is derived from our opinions or that is within our knowledge as a result of services performed in connection with such opinions and we consent to such use of our name.

This letter is solely for the private information and use of the securities regulatory authorities in Canada and is not to be quoted from or referred to, in whole or in part, in any document, and should not be relied upon by any other person or company.

Yours very truly,

GOODMAN AND CARR LLP

(signed) "Goodman and Carr LLP"

Suite 2300, 200 King Street West, Toronto, Ontario, Canada  M5H 3W5  t 416.595.2300 f 416.595.0567

http://www.goodmancarr/com